Exhibit 99.1
NEWS RELEASE

For Immediate Release

Contact: Angela Davied
Vice President,
Corporate Communications
(913) 754-7054
adavied@egov.com

Robert Knapp Resigns as NIC Inc. Chief Operating Officer

OLATHE, Kan. - January 30, 2019- NIC Inc. (Nasdaq: EGOV), the nation’s leading provider of digital government solutions and secure payment processing, announces today that Robert Knapp resigned as Chief Operating Officer of the Company on January 27, 2019.

“Robert has played an instrumental role in helping lead NIC over the past 19 years,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “He helped build multiple business units as NIC expanded over the years, and established the processes and structures necessary as we entered the federal government market and more recently as we launched new platforms such as Gov2GoTM, YourPassNowTM, and RxGovTM. He made a lasting impact on NIC. We thank him for his contributions and wish him all the best in the future.”

Mr. Knapp joined NIC in 1999 in a management role, and became Chief Operating Officer in 2012. The Company is not naming a successor at this time.

“We have a solid management team and those that oversee our business units throughout the country will continue to do an excellent job of keeping our teams delivering optimal results,” said Mr. Herington. “Looking ahead, our full attention is focused on growing our core business and building upon the momentum of our vertical product strategy.”

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 6,000 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.